Exhibit 5.2

Consent of Independent Auditors

We hereby consent to the incorporation by reference in this registration statement on Form F-10 (No 333-219367) of Canadian Natural Resources Limited of our report dated May 12, 2017, relating to the operating statements containing schedules of gross revenues, royalties, operating costs and operating income for certain oil and gas properties owned by Marathon Oil Canada Corporation for the year ended December 31, 2016. We also consent to the reference to us under the heading “Experts” in such registration statement

/s/ PricewaterhouseCoopers LLP

Chartered Professional Accountants
Calgary, Alberta
July 27, 2017